As filed with the Securities and Exchange Commission on May 9, 2005
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PetroQuest Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Charles T. Goodson
Chairman, President and Chief Executive Officer
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
Telephone: (337) 232-7028
Telecopy: (337) 232-0044	Robert G. Reedy Porter & Hedges, L.L.P. 1000 Main, 36th Floor Houston, TX 77002-6336 Telephone: (713) 226-6674 Telecopy: (713) 226-6274

     Approximate date of commencement of proposed sale to the public: From time to time as determined by the selling stockholders.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price	Aggregate	Amount of
Registered	Registered	per Share(1)	Offering Price(1)	Registration Fee

Common Stock, par value $.001 per share(2)	2,152,692	$6.09	$13,109,895	$1,544

(1)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on The Nasdaq Stock Market on May 4, 2005, $6.09.

(2)	Includes one preferred share purchase right (the “Rights”) for each share of common stock. Pursuant to Rule 457(g) of the Securities Act, no separate fee is payable in connection with the Rights.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 9, 2005
PROSPECTUS
2,152,692 Shares
Common Stock
        The selling stockholders identified in this prospectus are offering up to 2,152,692 shares of our common stock, which are currently issued and outstanding.
      We are not offering any shares of our common stock for sale under this prospectus, and we will not receive any of the proceeds from the sale of shares by the selling stockholders under this prospectus.
      Our common stock is traded on The Nasdaq National Market System under the symbol “PQUE.” The last reported sale price for our common stock on The Nasdaq National Market System on May 8, 2005 was $6.57.
      Investing in our common stock involves significant risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2005.

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PETROQUEST ENERGY, INC.
      PetroQuest Energy, Inc. is an independent oil and gas company with operations in the Gulf Coast Basin, Texas and Oklahoma. We seek to increase our proved reserves, production, cash flow and earnings at low finding and development costs through a balanced mix of exploration, development and acquisition activities. From the commencement of our operations in 1985 through 2002, we focused exclusively in the Gulf Coast Basin with onshore properties principally in southern Louisiana and offshore properties in the shallow Gulf of Mexico Shelf. Beginning in 2003, we began diversifying our reserves and production with longer life onshore properties in Texas and Oklahoma, and we enhanced our risk management policies by reducing our average working interest in projects, shifting capital to higher success rate onshore wells and minimizing the risks associated with individual wells by expanding our drilling program. In this prospectus, when we use the terms “PetroQuest,” “we,” the “Company,” “our,” or “us,” we mean PetroQuest Energy, Inc. and its consolidated subsidiaries unless otherwise indicated or the context requires otherwise.
      Our principal executive offices are located at 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, and our phone number is (337) 232-7028.
FORWARD-LOOKING STATEMENTS
      This prospectus, our other filings with the SEC and our public releases include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein concerning, among other things, planned capital expenditures, increases in oil and natural gas production, the number of anticipated wells to be drilled after the date hereof, our financial position, business strategy and other plans and objectives for future operations, are forward-looking statements. These forward-looking statements are identified by their use of terms and phrases such as “expect,” “estimate,” “project,” “plan,” “believe,” “achievable,” “anticipate” and similar terms and phrases. Although we believe that the expectations reflected in these forward-looking statements are reasonable, they do involve certain assumptions, risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, among others:

•	the timing and success of our drilling activities;

•	the volatility of prices and supply of, and demand for, oil and gas;

•	the numerous uncertainties inherent in estimating quantities of oil and natural gas reserves and actual future production rates and associated costs;

•	our ability to successfully identify, execute or effectively integrate future acquisitions;

•	the usual hazards associated with the oil and gas industry (including fires, well blowouts, pipe failure, spills, explosions and other unforeseen hazards);

•	our ability to effectively market our oil and natural gas;

•	the effectiveness of our hedging transactions;

•	the availability of rigs, equipment, supplies and personnel;

•	our ability to acquire or discover additional reserves;

•	our ability to satisfy future capital requirements;

•	changes in regulatory requirements;

•	the credit risks associated with our customers;

•	economic and competitive conditions;

•	our ability to retain key members of our senior management and key employees;

•	uninsured judgments or a rise in our insurance premiums;

•	continued hostilities in the Middle East and other sustained military campaigns and acts of terrorism or sabotage; and

•	underlying assumptions prove incorrect.
      Finally, our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our other filings with the SEC that are incorporated by reference herein and in the section entitled “Risk Factors” included elsewhere in this prospectus. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this paragraph and elsewhere in this prospectus and in the documents incorporated by reference. Other than as required under the securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise.
WHERE YOU CAN FIND MORE INFORMATION
      We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s web site at www.sec.gov. In addition, we maintain a web site at www.petroquest.com that contains information about us, including links to our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all related amendments. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute part of this prospectus.
      The information in the following documents is incorporated by reference and is considered to be a part of this prospectus. We have previously filed the following documents with the SEC and we are incorporating them by reference into this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 8, 2005 (File No. 000-19020);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 9, 2005 (File No. 000-19020);

•	Our Current Reports on Form 8-K, filed on March 30, 2005, April 5, 2005, April 7, 2005, April 13, 2005, April 22, 2005 (two reports of the same date) and May 9, 2005 (two reports of the same date) (File No. 000-19020) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K); and

•	The description of our common stock contained in the Form 8-K filed September 16, 1998, as amended by the Form 8-K/ A-1 filed December 10, 1999 (File No. 000-19020).
      All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any current report on Form 8-K) after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      We will provide without charge, upon written or oral request, a copy of all the documents incorporated by reference in this prospectus. Any such request should be directed to PetroQuest Energy, Inc., 400 E. Kaliste Saloom Road, Suite 6000, Lafayette, Louisiana 70508, Attention: Corporate Secretary, telephone number: (337) 232-7028.

RISK FACTORS
      An investment in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes, before deciding to invest in our common stock. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of the offered securities could decline and you could lose all or part of the money you paid to buy our common stock.
Risks Related to Our Business, Industry and Strategy

Our future success depends upon our ability to find, develop and acquire additional oil and natural gas reserves that are economically recoverable.
      As is generally the case in the Gulf Coast Basin where the majority of our current production is located, many of our producing properties are characterized by a high initial production rate, followed by a steep decline in production. In order to maintain or increase our reserves, we must constantly locate and develop or acquire new oil and natural gas reserves to replace those being depleted by production. We must do this even during periods of low oil and natural gas prices when it is difficult to raise the capital necessary to finance our exploration, development and acquisition activities. Without successful exploration, development or acquisition activities, our reserves and revenues will decline rapidly. We may not be able to find and develop or acquire additional reserves at an acceptable cost or have access to necessary financing for these activities, which would have a material adverse effect on our financial condition.

Oil and natural gas prices are volatile, and a substantial and extended decline in the prices of oil and natural gas would likely have a material adverse effect on our financial condition.
      Our revenues, results of operations, profitability and future growth, and the carrying value of our oil and natural gas properties, depend to a large degree on prevailing oil and natural gas prices. Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms also substantially depends upon oil and natural gas prices. Prices for oil and natural gas are subject to large fluctuations in response to a variety of other factors beyond our control. These factors include:

•	relatively minor changes in the supply of and the demand for oil and natural gas;

•	market uncertainty;

•	the level of consumer product demand;

•	weather conditions in the United States;

•	the condition of the United States and worldwide economies;

•	the actions of the Organization of Petroleum Exporting Countries;

•	domestic and foreign governmental regulation, including price controls adopted by the Federal Energy Regulatory Commission;

•	political instability in the Middle East and elsewhere;

•	the price of foreign imports of oil and natural gas; and

•	the price and availability of alternate fuel sources.
      At various times, excess domestic and imported supplies have depressed oil and natural gas prices. We cannot predict future oil and natural gas prices and such prices may decline. Declines in oil and natural gas prices may adversely affect our financial condition, liquidity, ability to meet our financial obligations and results of operations. Lower prices may also reduce the amount of oil and natural gas that we can produce economically and require us to record ceiling test write-downs when prices decline.

Substantially all of our oil and natural gas sales are made in the spot market or pursuant to contracts based on spot market prices. Our sales are not made pursuant to long-term fixed price contracts.
      To attempt to reduce our price risk, we periodically enter into hedging transactions with respect to a portion of our expected future production. We cannot assure you that such transactions will reduce the risk or minimize the effect of any decline in oil or natural gas prices. Any substantial or extended decline in the prices of or demand for oil or natural gas would have a material adverse effect on our financial condition and results of operations.

You should not place undue reliance on reserve information because reserve information represents estimates.
      This document incorporates by reference estimates of historical oil and natural gas reserves, and the historical estimated future net cash flows attributable to those reserves, prepared by Ryder Scott Company, L.P., our independent petroleum and geological engineers. Our estimate of proved reserves is based on the quantities of oil, gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. There are, however, numerous uncertainties inherent in estimating quantities of proved reserves and cash flows from such reserves, including factors beyond our control and the control of Ryder Scott. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of an estimate of quantities of reserves, or of cash flows attributable to these reserves, is a function of:

•	the available data;

•	assumptions regarding future oil and natural gas prices;

•	estimated expenditures for future development and exploitation activities; and

•	engineering and geological interpretation and judgment.
      Reserves and future cash flows may also be subject to material downward or upward revisions based upon production history, development and exploitation activities and oil and natural gas prices. Actual future production, revenue, taxes, development expenditures, operating expenses, quantities of recoverable reserves and the value of cash flows from those reserves may vary significantly from the assumptions and estimates in this prospectus. In calculating reserves on an Mcfe basis, oil and natural gas liquids were converted to natural gas equivalent at the ratio of six Mcf of natural gas to one Bbl of oil or natural gas liquid.
      As of December 31, 2004, approximately 32% of our estimated reserves were proved undeveloped and 26% were proved developed nonproducing. Estimates of undeveloped reserves, by their nature, are even less certain than those for developed reserves. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Although we have prepared estimates of our oil and natural gas reserves and the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated.
      You should not assume that the present value of future net revenues referred to in this prospectus is the current market value of our estimated oil and natural gas reserves. In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. Any changes in consumption by natural gas purchasers or in governmental regulations or taxation may also affect actual future net cash flows. The timing of both the production and the expenses from the development and production of oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value. In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most accurate discount factor. The effective interest rate at various times and the risks associated with our operations or the oil and natural gas industry in general will affect the accuracy of the 10% discount factor.

A material reduction or loss in production from one of our major fields could materially affect our operations.
      Production from our Ship Shoal 72 field represented approximately 40% of our total 2004 production. A material reduction or loss of production from this field due to a variety of industry operating hazards as described above could have a material adverse effect on our financial condition and results of operations. Since the third quarter of 2004, production from our Main Pass 74 field, which represented approximately 11% of our 2004 production, has been shut-in due to third party pipeline damage associated with Hurricane Ivan.

We may not complete our proposed acquisitions of the assets located in Oklahoma. If we do not complete the acquisitions, the price of our common stock may decline.
      The completion of our proposed acquisitions of the assets located in Oklahoma is subject to numerous closing conditions. In addition, any party to each of the four purchase and sale agreements may terminate an agreement if the purchase price under such agreement is reduced by more than 10% of the base purchase price due to adjustments for title or environmental defects or for casualty loss.
      If one or more of the conditions to closing are not satisfied, the acquisitions may not be completed. Some of these conditions are beyond our control. Some of these conditions are in part within our control or the control of the sellers, and we or any of the sellers may elect not to take actions necessary to satisfy these conditions.
      It is possible that we will not complete the acquisitions or that the acquisitions will be delayed beyond the expected closing dates in May and June 2005. If we do not complete the acquisitions, we will not have the opportunity to develop these assets and to attempt to realize the benefits we believe the acquisitions will afford us. If we do not complete the acquisitions, the price of our common stock may decline.

Lower oil and natural gas prices may cause us to record ceiling test write-downs.
      We use the full cost method of accounting to account for our oil and natural gas operations. Accordingly, we capitalize the cost to acquire, explore for and develop oil and natural gas properties. Under full cost accounting rules, the net capitalized costs of oil and natural gas properties may not exceed a “ceiling limit” which is based upon the present value of estimated future net cash flows from proved reserves, discounted at 10%, plus the lower of cost or fair market value of unproved properties. If at the end of any fiscal period we determine that the net capitalized costs of oil and natural gas properties exceed the ceiling limit, we must charge the amount of the excess to earnings in the period then ended. This is called a “ceiling test write-down.” This charge does not impact cash flow from operating activities, but does reduce our stockholders’ equity. The risk that we will be required to write down the carrying value of oil and natural gas properties increases when oil and natural gas prices are low or volatile. In addition, write-downs may occur if we experience substantial downward adjustments to our estimated proved reserves.

Factors beyond our control affect our ability to market oil and natural gas.
      The availability of markets and the volatility of product prices are beyond our control and represent a significant risk. The marketability of our production depends upon the availability and capacity of natural gas gathering systems, pipelines and processing facilities. The unavailability or lack of capacity of these systems and facilities could result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Our ability to market oil and natural gas also depends on other factors beyond our control. These factors include:

•	the level of domestic production and imports of oil and natural gas;

•	the proximity of natural gas production to natural gas pipelines;

•	the availability of pipeline capacity;

•	the demand for oil and natural gas by utilities and other end users;

•	the availability of alternate fuel sources;

•	the effect of inclement weather;

•	state and federal regulation of oil and natural gas marketing; and

•	federal regulation of natural gas sold or transported in interstate commerce.
      If these factors were to change dramatically, our ability to market oil and natural gas or obtain favorable prices for our oil and natural gas could be adversely affected.

We face strong competition from larger oil and natural gas companies that may negatively affect our ability to carry on operations.
      We operate in the highly competitive areas of oil and natural gas exploration, development and production. Factors that affect our ability to compete successfully in the marketplace include:

•	the availability of funds and information relating to a property;

•	the standards established by us for the minimum projected return on investment; and

•	the transportation of natural gas.
      Our competitors include major integrated oil companies, substantial independent energy companies, affiliates of major interstate and intrastate pipelines and national and local natural gas gatherers, many of which possess greater financial and other resources than we do. If we are unable to successfully compete against our competitors, our business, prospects, financial condition and results of operation may be adversely affected.

We may be unable to overcome risks associated with our drilling activity.
      Our drilling involves numerous risks, including the risk that we will drill a dry hole or otherwise not encounter commercially productive oil or natural gas reservoirs. We must incur significant expenditures to identify and acquire properties and to drill and complete wells. The costs of drilling and completing wells is often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including unexpected drilling conditions, pressure or irregularities in formations, equipment failures or accidents, weather conditions and shortages or delays in the delivery of equipment. While we use advanced technology in our operations, this technology does not allow us to know conclusively prior to drilling a well that oil or natural gas is present or economically recoverable.

We may not be able to obtain adequate financing to execute our operating strategy.
      Our ability to execute our operating strategy is highly dependent on our having access to capital. We have historically addressed our long-term liquidity needs through the use of bank credit facilities, second lien term credit facilities, the issuance of equity securities and the use of cash provided by operating activities. We will continue to examine the following alternative sources of long-term capital:

•	borrowings from banks or other lenders;

•	the issuance of debt securities;

•	the sale of common stock, preferred stock or other equity securities;

•	joint venture financing; and

•	production payments.
      The availability of these sources of capital will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, oil and natural gas prices, our credit ratings, interest rates, market perceptions of us or the oil and gas industry, our market value and operating performance. We may be unable to execute our operating strategy if we cannot obtain capital from these sources.

We may not be able to fund our planned capital expenditures.
      We spend and will continue to spend a substantial amount of capital for the development, exploration, acquisition and production of oil and natural gas reserves. If low oil and natural gas prices, operating difficulties or other factors, many of which are beyond our control, cause our revenues or cash flows from operations to decrease, we may be limited in our ability to spend the capital necessary to continue our drilling program. We may be forced to raise additional debt or equity proceeds to fund such expenditures. We cannot assure you that additional debt or equity financing or cash generated by operations will be available to meet these requirements.

Hedging production may limit potential gains from increases in commodity prices or result in losses.
      We enter into hedging arrangements from time to time to reduce our exposure to fluctuations in natural gas and oil prices and to achieve more predictable cash flow. These financial arrangements take the form of cashless collars or swap contracts and are placed with major trading counterparties we believe represent minimum credit risks. We cannot assure you that these trading counterparties will not become credit risks in the future. Hedging arrangements expose us to risks in some circumstances, including situations when the counterparty to the hedging contract defaults on the contract obligations or there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received. These hedging arrangements may limit the benefit we could receive from increases in the market or spot prices for natural gas and oil. We cannot assure you that the hedging transactions we have entered into, or will enter into, will adequately protect us from fluctuations in natural gas and oil prices.

The loss of key management or technical personnel could adversely affect our ability to operate.
      Our operations are dependent upon a relatively small group of key management and technical personnel, including Charles T. Goodson, our Chairman, Chief Executive Officer and President, Dalton F. Smith, III, our Senior Vice President-Business Development & Land, Stephen H. Green, our Senior Vice President-Exploration, and Arthur M. Mixon, our Senior Vice President-Operations. In addition, we employ numerous other highly technical personnel, including geologists and geophysicists that are essential to our operations. We cannot assure you that such individuals will remain with us for the immediate or foreseeable future. The unexpected loss of the services of one or more of any of these key management or technical personnel could have a detrimental effect on our operations.
      There is presently a shortage of qualified geologists and geophysicists necessary to fill our requirements and the requirements of the oil and gas industry, and the market for such individuals is highly competitive. Our inability to hire or retain the services of such individuals could have a detrimental effect on our operations.

Shortage of rigs, equipment, supplies or personnel may restrict our operations.
      The oil and gas industry is cyclical, and at the present time, there is a shortage of drilling rigs, equipment, supplies and personnel. The costs and delivery times of rigs, equipment and supplies has increased in recent months as oil and natural gas prices have continued to rise. In addition, demand for, and wage rates of, qualified drilling rig crews has risen with increases in the number of active rigs in service. Shortages of drilling rigs, equipment, supplies or personnel could delay or restrict our exploration and development operations, which in turn could impair our financial condition and results of operations.

We may be unable to successfully identify, execute or effectively integrate future acquisitions, which may negatively affect our results of operations.
      Acquisitions of oil and gas businesses and properties have been an important element of our business, and we will continue to pursue acquisitions in the future. In the last several years, we have pursued and consummated acquisitions that have provided us opportunities to grow our production and reserves. Although we regularly engage in discussions with, and submit proposals to, acquisition candidates, suitable acquisitions may not be available in the future on reasonable terms. If we do identify an appropriate acquisition candidate, we may be unable to successfully negotiate the terms of an acquisition, finance the acquisition or, if the acquisition occurs, effectively integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of acquired business operations may require a disproportionate amount of management’s attention and our resources. Even if we complete additional acquisitions, continued acquisition financing may not be available or available on reasonable terms, any new businesses may not generate revenues comparable to our existing business, the anticipated cost efficiencies or synergies may not be realized and these businesses may not be integrated successfully or operated profitably. The success of any acquisition will depend on a number of factors, including the ability to estimate accurately the recoverable volumes of reserves, rates of future production and future net revenues attainable from the reserves and to assess possible environmental liabilities. Our inability to successfully identify, execute or effectively integrate future acquisitions may negatively affect our results of operations.
      Even though we perform a due diligence review (including a review of title and other records) of the major properties we seek to acquire that we believe is consistent with industry practices, these reviews are inherently incomplete. It is generally not feasible for us to perform an in-depth review of every individual property and all records involved in each acquisition. However, even an in-depth review of records and properties may not necessarily reveal existing or potential problems or permit us to become familiar enough with the properties to assess fully their deficiencies and potential. Even when problems are identified, we may assume certain environmental and other risks and liabilities in connection with the acquired businesses and properties. The discovery of any material liabilities associated with our acquisitions could harm our results of operations.
      In addition, acquisitions of businesses may require additional debt or equity financing, resulting in additional leverage or dilution of ownership. Our credit facilities contain certain covenants that limit, or which may have the effect of limiting, among other things acquisitions, capital expenditures, the sale of assets and the incurrence of additional indebtedness.

Operating hazards may adversely affect our ability to conduct business.
      Our operations are subject to risks inherent in the oil and natural gas industry, such as:

•	unexpected drilling conditions including blowouts, cratering and explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	equipment failures, fires or accidents;

•	pollution and other environmental risks; and

•	shortages in experienced labor or shortages or delays in the delivery of equipment.
      These risks could result in substantial losses to us from injury and loss of life, damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. Our offshore operations are also subject to a variety of operating risks peculiar to the marine environment, such as hurricanes or other adverse weather conditions and more extensive governmental regulation. These regulations may, in certain circumstances, impose strict liability for pollution damage or result in the interruption or termination of operations.

Losses and liabilities from uninsured or underinsured drilling and operating activities could have a material adverse effect on our financial condition and operations.
      We maintain several types of insurance to cover our operations, including maritime employer’s liability and comprehensive general liability. Amounts over base coverages are provided by primary and excess umbrella liability policies with maximum limits of $50 million. We also maintain operator’s extra expense coverage, which covers the control of drilled or producing wells as well as redrilling expenses and pollution coverage for wells out of control.
      We may not be able to maintain adequate insurance in the future at rates we consider reasonable, or we could experience losses that are not insured or that exceed the maximum limits under our insurance policies. If a significant event that is not fully insured or indemnified occurs, it could materially and adversely affect our financial condition and results of operations.

Environmental compliance costs and environmental liabilities could have a material adverse effect on our financial condition and operations.
      Our operations are subject to numerous federal, state and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may:

•	require the acquisition of permits before drilling commences;

•	restrict the types, quantities and concentration of various substances that can be released into the environment from drilling and production activities;

•	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas;

•	require remedial measures to mitigate pollution from former operations, such as plugging abandoned wells; and

•	impose substantial liabilities for pollution resulting from our operations.
      The trend toward stricter standards in environmental legislation and regulation is likely to continue. The enactment of stricter legislation or the adoption of stricter regulations could have a significant impact on our operating costs, as well as on the oil and natural gas industry in general.
      Our operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could also be liable for environmental damages caused by previous property owners. As a result, substantial liabilities to third parties or governmental entities may be incurred which could have a material adverse effect on our financial condition and results of operations. We maintain insurance coverage for our operations, including limited coverage for sudden and accidental environmental damages, but this insurance may not extend to the full potential liability that could be caused by sudden and accidental environmental damages and further may not cover environmental damages that occur over time. Accordingly, we may be subject to liability or may lose the ability to continue exploration or production activities upon substantial portions of our properties if certain environmental damages occur.
      The Oil Pollution Act of 1990 imposes a variety of regulations on “responsible parties” related to the prevention of oil spills. The implementation of new, or the modification of existing, environmental laws or regulations, including regulations promulgated pursuant to the Oil Pollution Act, could have a material adverse impact on us.

Ownership of working interests and overriding royalty interests in certain of our properties by certain of our officers and directors potentially creates conflicts of interest.
      Certain of our executive officers and directors or their respective affiliates are working interest owners or overriding royalty interest owners in certain properties. In their capacity as working interest owners, they are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners they are entitled to receive their proportionate share of revenues in the normal course of business. There is a potential conflict of interest between us and such officers and directors with respect to the drilling of additional wells or other development operations with respect to these properties.
Risks Relating to Our Common Stock Outstanding

Our stock price could be volatile, which could cause you to lose part or all of your investment.
      The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In particular, the market price of our common stock, like that of the securities of other energy companies, has been and may be highly volatile. Factors such as announcements concerning changes in prices of oil and natural gas, the success of our exploration and development drilling program, the availability of capital, and economic and other external factors, as well as period-to-period fluctuations and financial results, may have a significant effect on the market price of our common stock.
      From time to time, there has been limited trading volume in our common stock. In addition, there can be no assurance that there will continue to be a trading market or that any securities research analysts will continue to provide research coverage with respect to our common stock. It is possible that such factors will adversely affect the market for our common stock.

Issuance of shares in connection with financing transactions or under stock incentive plans will dilute current stockholders.
      Pursuant to our stock incentive plan, our management is authorized to grant stock awards to our employees, directors and consultants. You will incur dilution upon exercise of any outstanding stock awards. In addition, if we raise additional funds by issuing additional common stock, or securities convertible into or exchangeable or exercisable for common stock, further dilution to our existing stockholders will result, and new investors could have rights superior to existing stockholders.

The number of shares of our common stock eligible for future sale could adversely affect the market price of our stock.
      We have reserved approximately 4.3 million shares of common stock for issuance under outstanding options. These shares of common stock are registered for resale on currently effective registration statements. In addition, we have registered the resale of approximately 13.1 million shares of common stock that were issued in private placements to accredited investors in 1999 and 2000. We may issue additional restricted securities or register additional shares of common stock under the Securities Act in the future. The issuance of a significant number of shares of common stock upon the exercise of stock options, or the availability for sale, or sale, of a substantial number of the shares of common stock eligible for future sale under effective registration statements, under Rule 144 or otherwise, could adversely affect the market price of the common stock.

Provisions in certificate of incorporation, bylaws, shareholder rights plan and Delaware law could delay or prevent a change in control of our company, even if that change would be beneficial to our stockholders.
      Certain provisions of our certificate of incorporation, bylaws and shareholder rights plan and the provisions of Delaware General Corporation Law may delay, discourage, prevent or render more difficult an attempt to obtain control of our company, whether through a tender offer, business combination, proxy contest or otherwise. These provisions include:

•	the charter authorization of “blank check” preferred stock;

•	provisions that directors may be removed only for cause, and then only on approval of holders of a majority of the outstanding voting stock; and

•	a restriction on the ability of stockholders to take actions by written consent.
      We are also subject to Section 203 of the Delaware General Corporation Law, which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder.
      In November 2001, our board of directors adopted a shareholder rights plan, pursuant to which uncertificated preferred stock purchase rights were distributed to our stockholders at a rate of one right for each share of common stock held of record as of November 19, 2001. The rights plan is designed to enhance the board’s ability to prevent an acquirer from depriving stockholders of the long-term value of their investment and to protect stockholders against attempts to acquire us by means of unfair or abusive takeover tactics. However, the existence of the rights plan may impede a takeover not supported by our board, including a takeover that may be desired by a majority of our stockholders or involving a premium over the prevailing stock price.

USE OF PROCEEDS
      We will not receive any proceeds from the sale of our common stock by the selling stockholders pursuant to this prospectus.

SELLING STOCKHOLDERS
      The following table sets forth certain information concerning each of the selling stockholders. Assuming that the selling stockholders offer all of their shares of our common stock, the selling stockholders will not have any beneficial ownership except as otherwise provided in the table below. The shares are being registered to permit the selling stockholders to offer the shares for resale from time to time. See “Plan of Distribution.”

	Number of Shares			Percentage of
	Owned and to be	Number of	Number of Shares	Shares Owned
	Owned Prior to	Shares Being	Owned After	After
Selling Stockholders	Offering(1)	Offered(1)	Offering(2)	Offering(2)

John A. Melton, Sr.	57,854	57,854	—	*
W.D. Gibbs	88,372	88,372	—	*
Macquarie Bank Limited(3)	2,006,466	2,006,466	—	*

 *     Less than 1%.

(1)	Ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2)	Assumes the sale of all of the shares offered hereby to persons who are not affiliates of the selling stockholders.

(3)	Macquarie Bank Limited (“MBL”) is the lender under our $20 million second lien term credit facility. As of May 1, 2005, we had $12 million borrowed under the facility. In connection with the facility MBL received warrants to purchase 2,250,000 shares of our common stock. In February, 2005, MBL exercised the warrants utilizing a cashless exercise provision resulting in the issuance to them of 1,506,466 shares of our common stock.

PLAN OF DISTRIBUTION
      We will not receive any of the proceeds from the sale of the common stock by the selling stockholders pursuant to this prospectus. The aggregate proceeds to the selling stockholders from the sale of the common stock will be the purchase price of the common stock less any discounts and commissions. A selling stockholder reserves the right to accept and, together with its agents, to reject, any proposed purchased of common stock to be made directly or through agents.
      The common stock may be sold from time to time to purchasers:

•	directly by the selling stockholders and their successors, which includes their transferees, pledgees or donees or their successors; or

•	through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of the common stock. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.
      The selling stockholders and any underwriters, broker-dealers or agents who participate in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. As a result, any profits on the sale of the common stock by selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts, and “underwriters” within the meaning of the Securities Act of 1933 will be subject to prospectus delivery requirements of the Securities Act of 1933. If the selling stockholders are deemed to be underwriters, the selling stockholders may be subject to certain statutory liabilities, including, without limitation, liabilities under Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934. If the common stock is sold through underwriters, broker-dealers or agents, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions.
      The common stock may be sold in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.
      These sales may be effected in transactions:

•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	otherwise than on such exchanges or services or in the over-the-counter market;

•	through the writing and exercise of options, whether such options are listed on an options exchange or otherwise; or

•	through the settlement of short sales.
      These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.
      In connection with the sales of the common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. These broker-dealers or other financial institutions may in turn engage in short sales of the common stock in the course of hedging their positions. The selling stockholders may also sell the common stock short and deliver common stock to close out short positions, or loan or pledge common stock to broker-dealers that in turn may sell the common stock.
      To our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the common stock.
      At the time a particular offering is made, if required, a prospectus supplement will be distributed, which will set forth the names of the selling stockholders, the aggregate amount and type of securities being offered, the price at which the securities are being sold and other material terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed to paid broker-dealers.
      We cannot be certain that any selling stockholder will sell any or all of the common stock pursuant to this prospectus. Further, we cannot assure you that any such selling stockholder will not transfer, devise or gift the common stock by other means not described in this prospectus. In addition, any common stock covered by this prospectus that qualifies for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than under this prospectus. The common stock may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
      The selling stockholders and any other person participating in the sale of the common stock will be subject to the Securities Exchange Act of 1934. The Securities Exchange Act of 1934 rules include, without limitations Regulation M, which may limit the timing of purchases and sales of any of the common stock by the selling stockholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common stock and the ability of any person or entity to engage in market-making activities with respect to the common stock.
      We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933.
      We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the common stock to the public, other than commissions, fees and discounts of underwriters, brokers, dealers and agents.
LEGAL MATTERS
      Certain legal matters in connection with the common stock offered hereby will be passed on for us by Porter & Hedges, L.L.P., Houston, Texas. Porter & Hedges, L.L.P. has in the past represented Macquarie Bank Limited, one of the selling stockholders and the lender under our second lien term credit facility. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
      The consolidated financial statements of PetroQuest Energy, Inc. appearing in PetroQuest Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2004 and PetroQuest Energy, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

      Information with respect to the oil and gas reserves associated with PetroQuest Energy, Inc.’s oil and gas properties is derived from the reports of Ryder Scott Company, L.P., independent petroleum engineers, and has been incorporated by reference herein upon the authority of said firms as experts with respect to the matters covered by such reports and in giving such reports.

2,152,692 Shares
Common Stock

PROSPECTUS

                    , 2005

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses, all of which will be borne by us, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

Securities and Exchange Commission Registration fee	$1,544
Nasdaq additional listing fee	$10,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$15,000
Printing and engraving expenses	$5,000
Miscellaneous	$3,000

Total	$39,544

Item 15.	Indemnification of Directors and Officers.
      Section 145 of the General Corporation Law of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.
      In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorney’s fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).
      The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.
      As permitted by the DGCL, our bylaws provide that we will indemnify our directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, our certificate of incorporation, indemnifies our directors, officers, employees, and agents to the maximum extent permitted by the DGCL. We have also entered into indemnification agreements with our officers and directors providing for indemnification to the maximum extent permitted under the DGCL. We have director and officer liability insurance policies that provide coverage up to $15 million.

Item 16.	Exhibits.

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger dated April 12, 2005, among the Company, TDC Acquisition Sub LLC and TDC Energy LLC (incorporated by reference to Exhibit 2.1 to the Company’s 8-K filed on April 13, 2005).
4.1		Rights Agreement dated as of November 7, 2001 between PetroQuest Energy, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including exhibits thereto (incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A filed on November 9, 2001).
4.2		Form of Rights Certificate (incorporated herein by reference to Exhibit C of the Rights Agreement attached as Exhibit 1 to the Company’s Form 8-A filed on November 9, 2001).
4.3		Warrants to Purchase Common Shares of PetroQuest Energy, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed December 29, 2003).
4.4		Registration Rights Agreement dated April 12, 2005, between PetroQuest Energy, Inc. and Macquarie Bank Limited (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 13, 2005).
5	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23	.1(1)	Consent of Ernst & Young LLP.
23	.2(1)	Consent of Ryder Scott Company, L.P.
23.3		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
24.1		Power of Attorney (contained in signature page).

(1)	Filed herewith.
Item 17.     Undertakings.
      (a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on the 9th day of May, 2005.

PETROQUEST ENERGY, INC.

By:	/s/ Charles T. Goodson

Charles T. Goodson,
Chairman of the Board, Chief
Executive Officer, President and Director
POWER OF ATTORNEY AND SIGNATURES
      We the undersigned officers and directors of PetroQuest Energy, Inc., hereby, severally constitute and appoint Charles T. Goodson, Michael O. Aldridge and Daniel G. Fournerat each of them singly, our true and lawful attorneys with full power to them and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and any subsequent registration statement for the same offering which may be filed under Rule 462(b) and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable PetroQuest Energy, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto or to any subsequent registration statement for the same offering which may be filed under Rule 462(b).
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	CAPACITY IN WHICH SIGNED	Date

/s/ Charles T. Goodson Charles T. Goodson	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	May 9, 2005

/s/ Michael O. Aldridge Michael O. Aldridge	Senior Vice President, Chief Financial Officer, Treasurer and Director (Principal Financial and Accounting Officer)	May 9, 2005

/s/ Michael L. Finch Michael L. Finch	Director	May 9, 2005

/s/ W. J. Gordon, III W.J. Gordon, III	Director	May 9, 2005

/s/ Charles F. Mitchell, II, M.D. Charles F. Mitchell, II, M.D.	Director	May 9, 2005

SIGNATURE	CAPACITY IN WHICH SIGNED	Date

/s/ E. Wayne Nordberg E. Wayne Nordberg	Director	May 9, 2005

/s/ William W. Rucks, IV William W. Rucks, IV	Director	May 9, 2005

EXHIBIT INDEX

Exhibit
Number		Description of Exhibit

2.1		Agreement and Plan of Merger dated April 12, 2005, among the Company, TDC Acquisition Sub LLC and TDC Energy LLC (incorporated by reference to Exhibit 2.1 to the Company’s 8-K filed on April 13, 2005).
4.1		Rights Agreement dated as of November 7, 2001 between PetroQuest Energy, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including exhibits thereto (incorporated herein by reference to Exhibit 1 to the Company’s Form 8-A filed on November 9, 2001).
4.2		Form of Rights Certificate (incorporated herein by reference to Exhibit C of the Rights Agreement attached as Exhibit 1 to the Company’s Form 8-A filed on November 9, 2001).
4.3		Warrants to Purchase Common Shares of PetroQuest Energy, Inc. (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed December 29, 2003).
4.4		Registration Rights Agreement dated April 12, 2005, between PetroQuest Energy, Inc. and Macquarie Bank Limited (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed on April 13, 2005).
5	.1(1)	Opinion of Porter & Hedges, L.L.P. with respect to legality of the securities, including consent.
23	.1(1)	Consent of Ernst & Young LLP.
23	.2(1)	Consent of Ryder Scott Company, L.P.
23.3		Consent of Porter & Hedges, L.L.P. (included in Exhibit 5.1).
24.1		Power of Attorney (contained in signature page).

(1)	Filed herewith.